EXHIBIT A - JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date, and any amendments thereto, with respect to beneficial ownership by the undersigned of shares of the common stock of Endeavour International Corporation, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE
Date: February 10, 2012
McCLAIN VALUE MANAGEMENT LLC

By: /s/ Phillip C. McClain
Name: Phillip C. McClain
Title: Managing Partner

/s/ Phillip C. McClain
Phillip C. McClain

/s/ Joseph W. Donaldson
Joseph W. Donaldson